American Century Strategic Asset Allocations, Inc.

AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT

    THIS AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 25th day of November, 2022 and between AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

    WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010, and amended effective July 26, 2013, August 1, 2014, and April 10, 2017 (“Agreement”);

    WHEREAS, the parties hereto desire to enter into this Amendment to amend the definition of “Investment Team”;

    NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Section 6 (b). Section 6 (b) of the Agreement is hereby amended by deleting paragraph 6(b)(1) in its entirety and inserting in lieu therefor the following.

(1)An “Investment Team” is the portfolio managers that the Investment Manager has designated to manage a given portfolio, excluding any portfolio manager whose role relates primarily to exchange-traded fund-specific considerations.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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American Century Strategic Asset Allocations, Inc.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Strategic Asset Allocations, Inc.
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

American Century Strategic Asset Allocations, Inc.

Schedule A
Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	I	A	C	R	R6	R5
Strategic Allocation:	First $500 million	1.000%	0.800%	1.000%	1.000%	1.000%	0.650%	0.800%
Conservative Fund	Next $500 million	0.950%	0.750%	0.950%	0.950%	0.950%	0.600%	0.750%
	Next $2 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.550%	0.700%
	Next $2 billion	0.850%	0.650%	0.850%	0.850%	0.850%	0.500%	0.650%
	Over $5 billion	0.800%	0.600%	0.800%	0.800%	0.800%	0.450%	0.600%
Strategic Allocation:	First $1 billion	1.100%	0.900%	1.100%	1.100%	1.100%	0.750%	0.900%
Moderate Fund	Next $2 billion	1.000%	0.800%	1.000%	1.000%	1.000%	0.650%	0.800%
	Next $2 billion	0.950%	0.750%	0.950%	0.950%	0.950%	0.600%	0.750%
	Over $5 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.550%	0.700%
Strategic Allocation:	First $1 billion	1.150%	0.950%	1.150%	1.150%	1.150%	0.800%	0.950%
Aggressive Fund	Next $1 billion	1.050%	0.850%	1.050%	1.050%	1.050%	0.700%	0.850%
	Next $1 billion	1.000%	0.800%	1.000%	1.000%	1.000%	0.650%	0.800%
	Next $2 billion	0.950%	0.750%	0.950%	0.950%	0.950%	0.600%	0.750%
	Over $5 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.550%	0.700%

    A-1